Exhibit 7.15

Execution Version

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is entered into as of March 26, 2018 by and among (1) IK Healthcare Holdings Limited, a Cayman Islands exempted company (“Holdco”), (2) IK Healthcare Investment Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Holdco (“Parent”), (3) those shareholders of iKang Healthcare Group, Inc., a Cayman Islands exempted company (the “Company”), listed on Schedule A hereto (each, a “Shareholder” and collectively, the “Shareholders”), and (4) those beneficial owners of the Company listed on Schedule B hereto (each, a “Beneficial Owner” and collectively, the “Beneficial Owners”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, IK Healthcare Merger Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each Shareholder is the record owner of certain Class A common shares, par value US$0.01 per share, of the Company (“Class A Shares”) (including Class A Shares represented by American Depositary Shares (the “ADSs”), each representing 1/2 of a Class A Share), and/or certain Class C common shares, par value US$0.01 per share, of the Company (“Class C Shares” and, collectively with Class A Shares, the “Shares”) as set forth in the column titled “Owned Shares” opposite such Shareholder’s name on Schedule A hereto (such Shares, together with any other Shares acquired (whether beneficially or of record) by such Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of such Shareholder’s obligations under this Agreement, including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company Options or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Securities”);

WHEREAS, in connection with the consummation of the Merger, each Shareholder agrees to (a) the cancellation of the number of Shares (including Class A Shares represented by ADSs) as set forth in the column titled “Rollover Shares” opposite such Shareholder’s name on Schedule A hereto (the “Rollover Shares”) for no consideration from the Company in the Merger, (b) subscribe for newly issued Holdco Shares (as defined below) immediately prior to the Closing, and (c) vote the Securities at the Shareholders’ Meeting in favor of the Merger, in each case upon the terms and conditions set forth herein;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Shareholders are entering into this Agreement;

WHEREAS, the Shareholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Shareholders set forth in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1                                   Voting. From and after the date hereof until the earlier of the (x) Closing and the (y) termination of the Merger Agreement pursuant to and in compliance with the terms therein (such earlier time, the “Expiration Time”), each Shareholder hereby irrevocably and unconditionally agrees that at the Shareholders’ Meeting or other annual or special meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) — (f) hereof is to be considered (and any adjournment or postponement thereof), such Shareholder shall (i) cause its representative(s) to appear at such meeting or otherwise cause its Securities to be counted as present thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted (including by proxy, if applicable) all of such Shareholder’s Securities:

(a)                                 for the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions,

(b)                                 against any Competing Transaction or any other transaction, proposal, agreement or action made in opposition to approval of the Merger Agreement or in competition or inconsistent with the Merger and the other Transactions,

(c)                                  against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Transactions or this Agreement or the performance by such Shareholder of its obligations under this Agreement,

(d)                                 against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Shareholder contained in this Agreement or otherwise reasonably requested by Parent in order to consummate the Transactions, including the Merger,

(e)                                  in favor of any adjournment or postponement of the Shareholders’ Meeting as may be reasonably requested by Parent, and

(f)                                   in favor of any other matter necessary to effect the Merger and the other Transactions.

Section 1.2                                   Grant of Irrevocable Proxy; Appointment of Proxy.

(a)                                 Each Shareholder hereby irrevocably appoints Parent and any designee thereof as its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy, if applicable) such Shareholder’s Securities in accordance with Section 1.1 above at the Shareholders’ Meeting or other annual or special meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 1.1 above is to be considered, in each case prior to the Expiration Time. Each Shareholder represents that all proxies, powers of attorney, instructions or other requests given by such Shareholder prior to the execution of this Agreement in respect of the voting of such Shareholder’s Securities, if any, are not irrevocable and each Shareholder hereby revokes any and all previous proxies, powers of attorney, instructions or other requests with respect to such Shareholder’s Securities. Each Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

(b)                            Each Shareholder affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable prior to the Expiration Time. If for any reason the proxy granted herein is not irrevocable, then each Shareholder agrees to vote such Shareholder’s Securities in accordance with Section 1.1 above prior to the Expiration Time. The parties hereto agree that the foregoing is a voting agreement.

Section 1.3                                   Restrictions on Transfers. Except (i) as provided for in Article II below, (ii) pursuant to the Merger Agreement or (iii) any pledge or encumbrance pursuant to the Existing Pledge Documents and the refinancing of the related indebtedness (the “Permitted Pledge”), each Shareholder hereby agrees that, from the date hereof until the Expiration Time, such Shareholder shall not, and shall cause its Affiliates not to, directly or indirectly, (a) offer for sale, sell, transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”) or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Securities or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Securities and (x) has, or would reasonably be expected to have, the effect of reducing or limiting such Shareholder’s economic interest in such Securities and/or (y) grants a third party the right to vote or direct the voting of such Securities, (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange, of any Securities, (d) knowingly take any action that would make any representation or warranty of such Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Shareholder from performing any of its obligations under this Agreement, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b), (c) or (d); provided that the foregoing shall not prevent the exercise of Company Options.  Notwithstanding anything to the contrary set forth in this Agreement, each of Mr. Lee Ligang Zhang (“Founder”), ShanghaiMed Inc., Time Intelligent Finance Limited shall, and shall cause their respective Affiliates to, procure (i) the relevant pledgor’s compliance with the terms and conditions of the Permitted Pledge, and (ii)

that the pledgees under the Permitted Pledge shall not enforce their rights to own or vote as a proxy with respect to the pledged Shares before the Closing.  “Existing Pledge Documents” means (A) the equitable mortgage over shares (“Share Mortgage”) dated August 25, 2017 between ShanghaiMed, Inc. and Gopher Global Credit Fund II (“Gopher”); (B) the supplemental deed to the Share Mortgage dated November 29, 2017 between ShanghaiMed, Inc. and Gopher; (C) the share pledge contract dated November 19, 2017 between ShanghaiMed, Inc. and AVIC Trust Co., Ltd.; (D) the General Pledge and Assignment Agreement (“General Pledge and Assignment Agreement”) dated November 1, 2017 between Bank Julius Baer & Co. Ltd. and ShanghaiMed, Inc.; and (E) Addendum to the Credit Agreement and the General Pledge and Assignment Agreement dated November 1, 2017 between Bank Julius Baer & Co. Ltd. and ShanghaiMed, Inc.

Section 1.4                                   Acquisition of Securities.

(a)                                 The parties acknowledge that prior to effective time of the Merger, Founder or his Affiliates (including funds managed by or controlled by or otherwise Affiliated with him) (collectively, “Founder Group”) may acquire additional Shares from other directors or employees of the Company (or resulting from the exercise of Company Options acquired from such persons) which shall be deemed as “Rollover Shares” hereunder pursuant to Section 1.4(b) and Section 1.4(c) below so long as (i) such acquisition is not prohibited by applicable laws or compliance programs and otherwise would not adversely affect the transactions contemplated under the Merger Agreement, and (ii) the aggregate number of Shares acquired by Founder Group between the date hereof and the Closing, excluding the total number of Shares held by Ms. Feiyan Huang and Gold Partner Consultants Limited, shall be no more than 1,202,443 Shares.

(b)                                 In the event that such acquiring person is an existing Rollover Shareholder hereunder, then upon delivery by such acquiring person of an updated Schedule A reflecting the rollover of its newly acquired Securities to the other parties hereto, such Securities shall be deemed as “Rollover Shares” held by such acquiring person pursuant to the terms of this Agreement.

(c)                                  In the event that such acquiring person is not an existing Rollover Shareholder hereunder, such Securities shall be deemed as “Rollover Shares” held by such acquiring person pursuant to the terms of this Agreement upon delivery to the other parties hereto by such acquiring person of (i) an updated Schedule A reflecting the rollover of its newly acquired Securities, (ii) an adherence agreement to this Agreement in the form attached hereto as Schedule C, and (iii) an adherence agreement to the Interim Investors Agreement entered into on the date hereof by and among the parties hereto, Yunfeng Fund III, L.P., Yunfeng Fund III Parallel Fund, L.P. and Taobao China Holding Limited, in the form attached thereto as Schedule C.

ARTICLE II

ROLLOVER SHARES

Section 2.1                                   Cancellation of Rollover Shares. Subject to the terms and conditions set forth herein, (a) each Shareholder agrees that its Rollover Shares shall be cancelled at the Closing for no consideration from the Company, and (b) other than its Rollover Shares, all equity securities of the Company held by such Shareholder, if any, shall be treated as set forth in the Merger Agreement and not be affected by the provisions of this Agreement. Each

Shareholder will take all actions necessary to cause the number of Rollover Shares opposite such Shareholder’s name on Schedule A hereto to be treated as set forth herein.

Section 2.2                                   Subscription of Holdco Shares.

(a)                                 Immediately prior to the Closing, in consideration for the cancellation of the Rollover Shares held by each Shareholder in accordance with Section 2.1, Holdco shall issue to such Shareholder (or, if designated by such Shareholder in writing, an Affiliate of such Shareholder), and such Shareholder or its Affiliate (as applicable) shall subscribe for, the number of newly issued ordinary shares of Holdco with par value immediately prior to the Merger of US$0.001 per share (the “Holdco Shares”) set forth in the column titled “Holdco Shares” opposite such Shareholder’s name on Schedule A hereto, at a consideration per share equal to its par value. Each Shareholder hereby acknowledges and agrees that (a) delivery of such Holdco Shares shall constitute complete satisfaction of all obligations towards or sums due to such Shareholder by Holdco, Parent and Merger Sub in respect of the Rollover Shares held by such Shareholder and cancelled at the Closing as contemplated by Section 2.1 above, and (b) such Shareholder shall have no right to any Merger Consideration in respect of the Rollover Shares held by such Shareholder.

(b)                                 Immediately after the Closing, (i) Holdco shall issue to Founder or his designated Affiliate, and Founder or his designated Affiliate shall subscribe from the Holdco, at the subscription price in cash equal to the US$12.8902 per share, 500,000 Holdco Shares that represents 2.0553% of Holdco’s outstanding share capital immediately after the Closing (excluding any post-Closing capital injection or employee share ownership plan); and (ii) Holdco shall issue to Ms. Feiyan Huang or her designated Affiliate, and Ms. Feiyan Huang or her designated Affiliate shall subscribe from the Holdco, at the subscription price in cash equal to the US$12.8902 per share, 250,000 Holdco Shares that represents 1.02765% of Holdco’s outstanding share capital immediately after the Closing (excluding any post-Closing capital injection or employee share ownership plan).  The parties agreed that Founder and his Affiliates will not receive consideration for Company Options to acquire 500,000 Class A Shares currently held by the Founder at Closing under the Merger Agreement and Ms. Huang will not receive consideration for such Company Options to acquire 250,000 Class A Shares at Closing under the Merger Agreement.

Section 2.3                                   Rollover Closing. Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in Section 7.01 and Section 7.02 of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription and issuance of Holdco Shares contemplated hereby shall take place immediately prior to the Closing (the “Rollover Closing”). For the avoidance of doubt, Schedule A sets forth opposite each Shareholder’s name the number of (i) Rollover Shares of such Shareholder (ii) Shares owned by such Shareholder as of the date hereof and (iii) Holdco Shares to be issued to such Shareholder at the Rollover Closing.

Section 2.4                                   Deposit of Rollover Shares. No later than five (5) Business Days prior to the Closing, each Shareholder and any agent of such Shareholder holding certificates evidencing any Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing such Rollover Shares in such person’s possession, for disposition in accordance with the terms of this Agreement; such certificates and documents shall be held by Parent or any agent authorized by Parent until the Closing.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS
OF THE SHAREHOLDERS

Section 3.1                                   Representations and Warranties. Each Beneficial Owner, solely with respect to each Shareholder through which such Beneficial Owner indirectly holds Securities of the Company, and each Shareholder, severally and not jointly, represents and warrants to Parent and Holdco as of the date hereof and as of the Closing:

(a)                                 such Shareholder has the requisite corporate power and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(b)                                 this Agreement has been duly executed and delivered by such Shareholder and the execution, delivery and performance of this Agreement by such Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Shareholder and no other corporate actions or proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

(c)                                  assuming due authorization, execution and delivery by the parties hereto other than such Beneficial Owner and the Shareholder through which such Beneficial Owner indirectly holds Securities of the Company, this Agreement constitutes a legal, valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(d)                                 other than pursuant to the Permitted Pledge, (i) such Shareholder (A) is and, immediately prior to the Closing, will be the beneficial owner of, and has and will have good and valid title to, the Securities, free and clear of Liens other than as created by this Agreement, and (B) has and will have sole or shared (together with Affiliates controlled by such Shareholder) voting power, power of disposition, and power to demand dissenter’s rights, in each case with respect to all of the Securities, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the Cayman Islands, Laws of the People’s Republic of China and the terms of this Agreement; (ii) its Securities are not subject to any voting trust agreement or other Contract to which such Shareholder is a party restricting or otherwise relating to the voting or Transfer of such Securities other than this Agreement; (iii) such Shareholder has not Transferred any interest in any of the Securities; (iv) as of the date hereof, other than its Owned Shares, such Shareholder does not own, beneficially or of record, any Shares or other securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities); and (v) such Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of its Owned Shares, except as contemplated by this Agreement;

(e)                                  except for the applicable requirements of the Exchange Act, the Securities Act, any other U.S. federal or state securities Laws, rules and regulations of NASDAQ and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Shareholder for the execution, delivery and performance of this Agreement by such Shareholder or the consummation by such Shareholder of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by such Shareholder, nor the consummation by such Shareholder of the transactions contemplated hereby, nor compliance by such Shareholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of such Shareholder, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Shareholder pursuant to any Contract to which such Shareholder is a party or by which such Shareholder or any property or asset of such Shareholder is bound or affected (other than Existing Pledge Documents), or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Shareholder or any of such Shareholder’s properties or assets;

(f)                                   on the date hereof, there is no Action pending against such Shareholder or, to the knowledge of such Shareholder, any other person or, to the knowledge of such Shareholder, threatened against any such Shareholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Shareholder of its obligations under this Agreement;

(g)                                  such Shareholder has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent and Holdco concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning Holdco Shares and such Shareholder acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of such Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby; and

(h)                                 such Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

Section 3.2                                   Covenants. Each Shareholder hereby:

(a)                                 agrees, prior to the Expiration Time, not to knowingly take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Shareholder of its obligations under this Agreement;

(b)                                 irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Shareholder may have with respect to such Shareholder’s Securities (including without limitation any rights under Section 238 of the CICL) prior to the Expiration Time;

(c)                                  agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), such Shareholder’s identity and beneficial ownership of Shares or other equity securities of the

Company and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement;

(d)                                 agrees and covenants, severally and not jointly, that such Shareholder shall promptly notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof.  Any such Shares shall automatically be deemed as “Owned Shares” held by such Shareholder pursuant to the terms of this Agreement, and Schedule A hereto shall be deemed amended accordingly;

(e)                                  agrees and covenants that such Shareholder shall (i) pay any Taxes (including withholding Taxes and any liability associated with any PRC Governmental Authority denying a stepped up basis equal to the amount of the Merger Consideration received by such Shareholder or its Affiliates) required to be paid by it/him under applicable Law arising from or attributable to the receipt of (A) Merger Consideration by such Shareholder or its Affiliates pursuant to the Merger Agreement and/or (B) Holdco Shares by such Shareholder or its Affiliates pursuant to this Agreement (collectively, the “Tax Liabilities”) prior to the due date for such Taxes, and (ii) severally and not jointly, bear and pay, reimburse, indemnify and hold harmless Holdco, Parent, Merger Sub and the Company (collectively, the “Indemnified Parties”) for, from and against (x) any and all liabilities for PRC Taxes imposed upon, incurred by or asserted against any of the Indemnified Parties arising from such Shareholder’s breach of this Section 3.2(e); and

(f)                              agrees further that, upon request of Parent, such Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND HOLDCO

Each of Parent and Holdco represents and warrants to each Shareholder that as of the date hereof and as of the Closing:

(a)                            each of Parent and Holdco is duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Holdco and the execution, delivery and performance of this Agreement by Parent and Holdco and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Holdco and no other corporate actions or proceedings on the part of Parent and Holdco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by the Shareholders, this Agreement constitutes a legal, valid and binding obligation of Parent and Holdco, enforceable against Parent and Holdco in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(b)                                 except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent or Holdco for the execution, delivery and performance of this Agreement by Parent and Holdco or the consummation by Parent and Holdco of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent and Holdco, nor the consummation by Parent and Holdco of the transactions contemplated hereby, nor compliance by Parent and Holdco with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent or Holdco, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent or Holdco pursuant to, any Contract to which Parent or Holdco is a party or by which Parent or Holdco or any of their property or asset is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Holdco any of their properties or assets;

(c)                                  at and immediately after the Closing, the authorized share capital of Holdco shall consist of 50,000,000 Holdco Shares, of which the number of total Holdco Shares as set forth in Schedule A shall be issued and outstanding. At and immediately after the Closing, the authorized share capital of Parent shall consist of 50,000 ordinary shares, of which one share shall be issued and outstanding and owned by Holdco.  Except as set forth in the preceding sentence or otherwise agreed to in writing by the parties hereto, at and immediately after the Closing, there shall be (i) no outstanding share capital of or voting or equity interest in Holdco or Parent, (ii) no options, warrants, or other rights to acquire any share capital of or voting or equity interest in Holdco or Parent, (iii) no outstanding securities exchangeable or exercisable for or convertible into share capital of or voting or equity interest in Holdco or Parent, and (iv) no outstanding rights to acquire or obligations to issue any such options, warrants, other rights or securities; and

(d)                                 at the Closing, the Holdco Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, free and clear of all claims, liens and encumbrances, other than restrictions arising under applicable securities Laws.

ARTICLE V
TERMINATION

This Agreement, and the obligations of the Shareholders and the Beneficial Owners hereunder (including, without limitation, Section 1.2 hereof), shall terminate and be of no further force or effect immediately upon the earliest to occur of (a) the Closing, (b) the date of termination of the Merger Agreement in accordance with its terms, and (c) failure to cure any material breach by Parent under this Agreement with respect to matters relating to Founder’s Rollover Shares or subscription of Holdco Shares, as jointly determined by the Founder, the Chairman of Yunfeng Capital and the CEO of Alibaba Group, within 30 days from such breach; provided, that this Article V and Article VI shall survive any termination of this Agreement. Nothing in this Article V shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger fails to occur but the Rollover Closing contemplated by Article II has already taken place, then Holdco and Parent shall promptly take all such actions as are necessary or reasonably requested by any Shareholder to restore such Shareholder to the position it was in with respect to ownership of the Rollover Shares prior to the Rollover Closing.

ARTICLE VI

MISCELLANEOUS

Section 6.1                                   Beneficial Owners to Cause Compliance of Shareholders. Each Beneficial Owner shall cause each Shareholder through which such Beneficial Owner indirectly holds Securities of the Company to perform its obligations under this Agreement, including, without limitation, such Shareholder’s obligations under Article I above.

Section 6.2                                   Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by international overnight courier to the respective parties at the address set forth on the signature pages hereto under each party’s name (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.2).

Section 6.3                                   Capacity. Notwithstanding anything to the contrary in this Agreement, (i) each of the Shareholder and the Beneficial Owner is entering into this Agreement, and agreeing to become bound hereby, solely in his or its capacity as a beneficial owner of Securities and not in any other capacity (including without limitation any capacity as a director or officer of the Company) and (ii) nothing in this Agreement shall obligate such Shareholder, Beneficial Owner or his or its Representatives to take, or forbear from taking, as a director or officer of the Company, any action which is inconsistent with his or its fiduciary duties under applicable Law.

Section 6.4                                   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 6.5                                   Entire Agreement. This Agreement, the Interim Investors Agreement and the Merger Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

Section 6.6                                   Specific Performance. Each party acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right available to the parties hereto, each party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by a party.

Section 6.7                                   Amendments; Waivers. At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Shareholders, Parent and Holdco, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 6.8                                   Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 6.9                                   Dispute Resolution.

(a)                                 Subject to the last sentence of this Section 6.9(a), any disputes, actions and proceedings against any party hereto or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time (the “Rules”) and as may be amended by this Section 6.9. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b)                                 Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 6.9, any party hereto may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 6.9(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 6.9(a) in any way.

Section 6.10                            No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement.

Section 6.11                            Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of each Shareholder or each Beneficial Owner, his, her or its estate, heirs, beneficiaries, personal representatives and executors.

Section 6.12                            No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 6.13                            Counterparts. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by telecopy, email pdf format or otherwise) to the other parties; provided, however, that if any of the Shareholders fails for any reason to execute, or perform its obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PARENT

IK Healthcare Investment Limited

By:	/s/ Huang Xin
Name:	Huang Xin
Title:	Director

Notice details:

Address: Suite 3501, K.Wah Centre, 1010 Huaihai Road (M), 200031 , Shanghai, China
Attention: Huang Xin / Terry Yin
Facsimile: +86 21 3127 1750

With a copy to (which alone shall not constitute notice):

Wilson Sonsini Goodrich & Rosati
Address: Suite 1509, 15F, Jardine House, 1
Connaught Place, Central, Hong Kong
Attention: Weiheng Chen
Facsimile: +852 3972 4999

Address: Unit 03-04, 38/F, Jinmao Tower, 88
Century Boulevard, Pudong New Area, Shanghai
200121, China
Attention: Jie Zhu
Facsimile: +86 21 6165 1761

[Project Jaguar- iKang Healthcare Group, Inc. -

Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

HOLDCO

IK Healthcare Holdings Limited

By:	/s/ Huang Xin
Name:	Huang Xin
Title:	Director

Notice details:

Address: Suite 3501, K.Wah Centre, 1010 Huaihai Road (M), 200031 , Shanghai, China
Attention: Huang Xin / Terry Yin
Facsimile: +86 21 3127 1750

With a copy to (which alone shall not constitute notice):

Wilson Sonsini Goodrich & Rosati
Address: Suite 1509, 15F, Jardine House, 1
Connaught Place, Central, Hong Kong
Attention: Weiheng Chen
Facsimile: +852 3972 4999

Address: Unit 03-04, 38/F, Jinmao Tower, 88
Century Boulevard, Pudong New Area, Shanghai
200121, China
Attention: Jie Zhu
Facsimile: +86 21 6165 1761

[Project Jaguar- iKang Healthcare Group, Inc. -

Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDERS

SHANGHAIMED, INC.

By:	/s/ Lee Ligang Zhang
Name:	Lee Ligang Zhang
Title:	Director

TIME INTELLIGENT FINANCE LIMITED

By:	/s/ Lee Ligang Zhang
Name:	Lee Ligang Zhang
Title:	Director

Notice details:

Address: 6/F, Tower B, Shimao Mansion, No.
92A, Jianguo Road, Chaoyang District, Beijing (北
京市朝阳区建国路甲92号世茂大厦B座6层)
Attention: Lee Ligang Zhang
Phone: +86 (10) 53206688
Facsimile: + l (617) 8125705
Email: leezhang02138@gmail.com

With a copy to (which alone shall not constitute notice):

26th Floor, Gloucester Tower, The Landmark
15 Queen’s Road Central, Hong Kong
Attention: David Zhang; Xiaoxi Lin
Facsimile: +852 3761 3301
Email: david.zhang@kirkland.com;
xiaoxi. lin@kirkland.com

[Project Jaguar - iKang Healthcare Group, Inc. -

Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDERS

TOP FORTUNE WIN LTD.

By:	/s/ Boquan He
Name:	Boquan He
Title:	Director

Notice details:

Address:	广州市滨江东路957号
A1栋2901

Attention: Boquan He
Facsimile: 86-20-34305430

[Project Jaguar - iKang Healthcare Group, Inc. -

Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

BENEFICIAL OWNERS

LEE LIGANG ZHANG

/s/ Lee Ligang Zhang

Notice details:

Address: 6/F, Tower B, Shimao Mansion, No.
92A, Jianguo Road, Chaoyang District, Beijing (北
京市朝阳区建国路甲92号世茂大厦B座6层)
Attention: Lee Ligang Zhang
Phone: +86 (10) 53206688
Facsimile: + l (617) 8125705
Email: leezhang02138@gmail.com

With a copy to (which alone shall not constitute notice):

26th Floor, Gloucester Tower, The Landmark
15 Queen’s Road Central, Hong Kong
Attention: David Zhang; Xiaoxi Lin
Facsimile: +852 3761 3301
Email: david.zhang@kirkland.com; xiaoxi.lin@kirkland.com

[Project Jaguar - iKang Healthcare Group, Inc. -

Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

BENEFICIAL OWNERS

BOQUAN HE

/s/ Boquan He

Notice details:

Address:	广州市滨江东路957号
A1栋2901

Attention: Boquan He
Facsimile: 86-20-34305430

[Project Jaguar - iKang Healthcare Group, Inc. -

Signature Page to Support Agreement]

SCHEDULE A

Rollover Shares

Beneficial Owner	Shareholder	Owned Shares / Options	Rollover Shares	Holdco Shares
Lee Ligang Zhang	ShanghaiMed, Inc.	2,264,140 Class A Shares and 1,256,820 ADSs	2,264,140 Class A Shares and 1,256,820 ADSs	2,892,550 Holdco Shares
Lee Ligang Zhang	Time Intelligent Finance Limited	526,721 Class A Shares and 805,100 Class C Shares	526,721 Class A Shares and 805,100 Class C Shares	1,331,821 Holdco Shares
Boquan He	Boquan He	Company Options to purchase 10,000 Class A Shares, fully vested	10,000 Class A Shares	10,000 Holdco Shares
Boquan He	Top Fortune Win Ltd.	4,448,575 Class A Shares	4,448,575 Class A Shares	4,448,575 Holdco Shares

SCHEDULE B

Beneficial Owners

1.              Mr. Lee Ligang Zhang

2.              Mr. Boquan He

SCHEDULE C

Form of Adherence Agreement

THIS ADHERENCE AGREEMENT, dated as of [•] (this “Agreement”), is made by [•], a [•] company organized and existing under the laws of [•] with its registered address at [•] (the “Additional Rollover Shareholder”).

WHEREAS, on March 26, 2018, certain parties (the “Existing Parties”) entered into a support agreement (the “Support Agreement”) in connection with an acquisition transaction (the “Transaction”) with respect to iKang Healthcare Group, Inc., a company incorporated under the laws of the Cayman Islands and listed on the NASDAQ Global Select Market (the “NASDAQ”) (the “Company”), pursuant to which the Company would be delisted from the NASDAQ and deregistered under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”).

WHEREAS, the Additional Rollover Shareholder will acquire additional Securities pursuant to Section 1.4 of the Support Agreement.

WHEREAS, the Additional Rollover Shareholder now wishes to participate in the Transaction contemplated under the Merger Agreement and the Support Agreement, to sign this Agreement, and to be bound by the terms of the Support Agreement as a party thereto.

THIS AGREEMENT WITNESSES as follows:

1.                                      Defined Terms and Construction

1.1          Capitalized terms used but not defined herein shall have the meaning set forth in the Support Agreement.

1.2          This Agreement shall be incorporated into the Support Agreement as if expressly incorporated into the Support Agreement.

2.                                      Undertakings

The Additional Rollover Shareholder undertakes to each Existing Party that it will, with effect from the date hereof, perform and comply with each of the obligations of a Rollover Shareholder as if it had been a party to the Support Agreement at the date of execution thereof and the Existing Parties agree that where there is a reference to a “Rollover Shareholder” there it shall be deemed to include a reference to the Additional Rollover Shareholder and with effect from the date hereof, all the rights of a Rollover Shareholder provided under the Support Agreement will be accorded to the Additional Rollover Shareholder as if the Additional Rollover Shareholder had been a Rollover Shareholder under the Support Agreement at the date of execution thereof.

3.                                      Representations and Warranties

3.1          Representations and Warranties.  The Additional Rollover Shareholder hereby represents and warrants to the Existing Parties that (a) it has the requisite power and authority to execute, deliver and perform this Agreement; (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary action on the part of such party and no additional proceedings are necessary to approve this Agreement; (c) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of such party enforceable against it in accordance with the terms hereof; (d) its execution, delivery and performance (including the provision and exchange of information) of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any material contract or agreement to which such party is a party or by which such party is bound, or any office such party holds, (ii) violate any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such party or any of its properties and assets or (iii) result in the creation of, or impose any obligation on such party to create, any lien, charge or other encumbrance of any nature whatsoever upon such party’s properties or assets; and (e) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of such party.

3.2          Support Agreement Representations.  The Additional Rollover Shareholder hereby represents and warrants to the Existing Parties that all the representations and warranties contained in Section 3.1 of the Support Agreement are true and correct with respect to the Additional Rollover Shareholder.

3.3          Reliance.  The Additional Rollover Shareholder acknowledges that the Existing Parties have entered into this Agreement on the basis of and reliance upon (among other things) the representations, warranties and covenants of the Additional Rollover Shareholder in Sections 3.1 and 3.2 of the Support Agreement and have been induced by them to enter into this Agreement.

4.                                      Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

[Signatures begin on next page]

IN WITNESS WHEREOF, the Additional Rollover Shareholder has caused this Agreement to be executed and delivered as of the date first written above.

[ADDITIONAL ROLLOVER SHAREHOLDER]

By:
Name:
Title:

Notice details:

Address:
Attention:
Facsimile:
E-mail: